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                                   EXHIBIT 2





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                             ACQUISITION AGREEMENT


                 THIS ACQUISITION AGREEMENT, made this 17th day of May, 1996, by and among HEALTHPLAN SERVICES CORPORATION, a Delaware corporation (hereinafter referred to as "Purchaser"), CONSOLIDATED GROUP, INC. ("CGI"), GROUP BENEFIT ADMINISTRATORS INSURANCE AGENCY, INC. ("GBA"), CONSOLIDATED GROUP CLAIMS, INC. ("CGC"), and CONSOLIDATED HEALTH COALITION, INC. ("CHC") (hereinafter collectively referred to as the "Acquired Companies"), and the shareholders listed on the attached signature pages (the "Shareholders") and HOLYOKE L. WHITNEY, as Shareholders' Representative.

                              W I T N E S S E T H:

                 WHEREAS, the parties hereto desire to enter into this Acquisition Agreement pursuant to which Purchaser will purchase from the Shareholders all of the issued and outstanding shares of capital stock of the Acquired Companies, upon the terms and subject to the conditions set forth herein;

                 NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


         I. DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in Exhibit 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the conjunctive and disjunctive forms of the terms defined.


         II.     COVENANTS AND UNDERTAKINGS.

                 2.1 Purchase and Sale of Stock. Subject to the terms and conditions hereinafter set forth, at the Closing the Shareholders shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, charges, security interests and other encumbrances of any nature whatsoever, all of the issued and outstanding shares of capital stock of the Acquired Companies (the "Shares"). Such sale, transfer, conveyance and delivery shall be evidenced by the delivery to Purchaser of duly endorsed in blank share certificates or share certificates accompanied by duly executed stock powers (in either case, with signatures guaranteed and with all necessary transfer taxes, if any, paid or other revenue stamps affixed thereto).

                 2.2      Purchase Price.

                 2.2.1 Purchaser, in full payment for the Shares, shall pay the Purchase Price as follows:

                 2.2.1.1 The Cash Purchase Price Amount shall be paid in cash or by other immediately available funds to the Shareholders' Representative for the account of the Shareholders at Closing; and

                 2.2.1.2 The Escrow Amount shall be paid in cash or other immediately available funds at Closing to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement.

                 2.2.1.3 A Negative Purchase Price Adjustment Amount, if any, shall be paid in cash, or by other immediately available funds, by the Shareholders to the Purchaser as specified in Section 2.2.2.2 below.

                 2.2.1.4 A Positive Purchase Price Adjustment Amount, if any, shall be paid in cash, or by other immediately available funds, by the Purchaser to the Shareholders' Representative for the account of the Shareholders.

                          2.2.2   Within 50 calendar days of the Closing Date,
the Purchaser will engage Price Waterhouse under an agreed-upon procedures letter to deliver to the Shareholders' Representative and the Escrow Agent the Closing Balance Sheet together with their proposed Purchase Price Adjustment Amount Calculation, if any. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied with prior periods and shall include as accrued payables all bonuses and unpaid compensation and/or benefits due to any employee of the Acquired Companies as of the Closing Date under any Benefit Plan, including but not limited to bonuses due executives under the Acquired Company's executive bonus plan (or any severance plan as a result of the transactions contemplated hereby) and any amounts due or the value of any time earned for accrued or accruable vacation, sick leave and personal days up to and including the Closing Date. The foregoing notwithstanding, no account and no part of such account receivable shall be included on the Closing Balance Sheet which is more than sixty (60) calendar days past due or which is being disputed by the debtor. In addition, only assets which are supported by proper substantiation and reconciliation as of the Closing Balance Sheet Date will be included in the Closing Balance Sheet. Additionally, the Closing Balance Sheet shall include all Liabilities of the Acquired Companies includable thereon under GAAP, including but not limited to Liabilities discovered after Closing but prior to the delivery of the Final Closing Balance





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Sheet which if known on the Closing Date would have been so included. Upon delivery of the Closing Balance Sheet, the Purchaser shall give the Shareholders' Representative and any independent auditors and authorized representatives of the Shareholders' Representative full access at all reasonable times to the properties, books, records and personnel of the Acquired Companies relating to periods prior to the Closing Date for purposes of reviewing and resolving any disputes concerning the Closing Balance Sheet and the calculation of the Purchase Price Adjustment Amount Calculation, if any. The Shareholders' Representative shall have 50 calendar days following the delivery by Purchaser of the Closing Balance Sheet during which to notify the Purchaser and the Escrow Agent of any dispute of any item contained therein, which notice shall set forth in reasonable detail the specific items being disputed and the basis for such dispute. If the Shareholders' Representative fails to notify the Purchaser and the Escrow Agent of any such dispute within such 50-day period, the Closing Balance Sheet and the Purchase Price Adjustment Amount Calculation provided by the Purchaser shall be final, conclusive and binding as of the date of expiration of the above-referenced 50-day period and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Purchase Price Adjustment Amount Calculation". In the event that the Shareholders' Representative shall so notify the Purchaser and the Escrow Agent of any dispute, the Purchaser and the Shareholders' Representative shall cooperate in good faith to resolve such dispute as promptly as practicable. If the Purchaser and the Shareholders' Representative are unable to resolve any such dispute within 15 days of the Shareholders' Representative's delivery of such notice, such dispute shall be resolved by the Settlement Auditor. The Settlement Auditor shall make such revisions to the Closing Balance Sheet and the Purchase Price Adjustment Amount Calculation as it deems appropriate under GAAP in order to make a determination of the appropriate Positive or Negative Purchase Price Adjustment Amount in accordance with GAAP as promptly as practicable. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. Section Section 1 et seq. (the "Federal Arbitration Act"). The expenses relating to the engagement of the Settlement Auditor shall be shared one-half by the Purchaser and one half by the Shareholders. In the event of a dispute, the Closing Balance Sheet prepared by the Settlement Auditor shall be the "Final Closing Balance Sheet" and the Purchase Price Adjustment Amount Calculation prepared by the Settlement Auditor shall be the "Final Purchase Price Adjustment Amount Calculation". Upon determination of the Final Closing Balance Sheet and the Final Purchase Price Adjustment Amount Calculation, the Settlement Auditor shall submit a certificate (the "Settlement Auditor's Certificate") to the Purchaser, Shareholder's Representative and Escrow Agent which in the event of a Negative





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Purchase Price Adjustment Amount shall instruct the Escrow Agent to pay to the
Purchaser the amount of the Negative Purchase Price Adjustment Amount and in the event of a Positive Purchase Price Adjustment shall instruct the Purchaser to pay to the Shareholder's Representative the amount of the Positive Purchase Price Adjustment Amount. The Settlement Auditor's Certificate shall also contain a statement of the Settlement Auditor's fees and expenses for its services as Settlement Auditor.

                 2.2.2.1 For purposes of the foregoing, the Purchase Price Adjustment Amount Calculation shall be a calculation subtracting the Target Net Assets Amount from the Closing Net Assets Amount. If the result thereof is a negative amount such amount shall be designated as the Negative Purchase Price Adjustment Amount, provided that the Negative Purchase Price Adjustment Amount shall never be less than the amount by which the combined shareholders' equity of the Acquired Companies shown on the Final Closing Balance Sheet is less than $7,281,773.00, which is the represented combined shareholders' equity of the Acquired Companies at December 31, 1995. If the result of the foregoing calculation is a positive amount such amount shall be designated as the "Positive Purchase Price Adjustment Amount." In making the foregoing calculation:

                 (i) the term "Target Net Assets Amount" shall mean the sum of $2,340,000.00.

                 (ii) the term "Closing Net Assets Amount" shall mean the amount determined by subtracting the Liabilities of the Acquired Companies on a consolidated basis as shown on the Final Closing Balance Sheet from the Current Tangible Assets shown on the Final Closing Balance Sheet.

                 (iii) the term "Current Tangible Assets" shall mean the current tangible assets of the Acquired Companies on a consolidated basis determined in accordance with GAAP and the provisions of
                 Section 2.2.2 above and shown on the Final Closing Balance Sheet after the conversion to cash of the current and long term portions of the Notes Receivable-Associated Partnerships and Notes Receivable-Officers in accordance with the provisions of this Agreement and shall not include any intangible asset or any fixed asset of the Acquired Companies. Without limiting the foregoing, current tangible assets shall include but not be limited to all cash and cash equivalents, accrued interest receivable, administrative income receivable and prepaid expenses and deposits.

                 (iv) the term "Liabilities" of the Acquired Companies shall mean the current and long term liabilities of the





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                 Acquired Companies on a consolidated basis determined in
                 accordance with GAAP as shown on the Final Closing Balance Sheet. The foregoing notwithstanding, Liabilities as used herein shall not include any capitalized leases or the real estate mortgage on the Diebold property in an amount not to exceed $1,500,000.00, provided that the underlying assets related thereto are characterized as fixed assets and are not included in Current Assets.

         2.2.2.2 To the extent that there is a Negative Purchase Price Adjustment Amount, if any, and it can be paid from the Escrow Fund, Purchaser and the Shareholders Representative shall instruct the Escrow Agent to make such payment from the Escrow in accordance with the provisions of the Escrow Agreement. In the event that the Purchase Price Adjustment Amount exceeds the funds contained in the Escrow, each Shareholder shall promptly pay his or her pro rata portion of the Negative Purchase Price Adjustment Amount (less any amount of the Negative Purchase Price Adjustment Amount previously paid from the Escrow) to the Purchaser upon receipt of notice of demand therefor from Purchaser.

                 2.3 HSR Act Filings. As promptly as practicable after the execution of this Agreement, and in any event not later than the fourteenth
(14th) calendar day following the date of this Agreement, Purchaser and Shareholders shall, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and, as promptly as practicable from time to time thereafter, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith. Purchaser and Shareholders shall each request early termination of the waiting period with respect to such filings. The filing fees for making such filings shall be borne one-half by Purchaser and one-half by the Shareholders in the event that the transactions contemplated hereby close. In such event, the Shareholders' portion of such fees shall be deducted from the Cash Purchase Price at Closing. In the event that the transactions contemplated hereby do not close for any reason, the fees for making such filings shall be paid by the Purchaser. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this Section 2.3. Purchaser, the Shareholders and the Acquired Companies shall each notify the others immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the party receiving the request shall use its best efforts to comply with





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such request as soon as possible. Neither party shall withdraw any such filing or submission without the written consent of the other party.

                 2.4 Compliance with Securities Laws and Cooperation with Post-Closing Audit.

                          2.4.1   In connection with the transactions
contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the General Rules and Regulations thereunder, and all other applicable federal and state securities laws, and each of them agrees to furnish the other, or its counsel, with such information and to take such actions, as may be reasonably requested in respect of such compliance.

                          2.4.2   The Shareholders shall cooperate with and
make available any records required by Purchaser's accountants so as to facilitate any post-closing audit of the Acquired Companies' books and records which may be required by the securities laws and the rules and regulations of the Securities and Exchange Commission or any exchange upon which the Purchaser's securities are listed.

                          2.4.3   Prior to the Closing, the Shareholders shall
obtain the consent of Bonanno, Savino & Davies, P.C. to the incorporation of the financial statements prepared by Bonanno, Savino & Davies, P.C. in Purchaser's public filings.

                 2.5 Conduct of the Business of the Acquired Companies Prior to Closing.

                          2.5.1   Except (i) as listed on Exhibit 2.5.1 or with
the prior consent in writing of Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement or (iii) as provided otherwise in this Agreement, the Acquired Companies and the Shareholders covenant that, between the date of this Agreement and the Closing Date, the Acquired Companies will conduct their business in the ordinary course, and that they will: (a) use their best efforts to preserve the organization of the Acquired Companies intact and to preserve the goodwill of clients, customers and others having business relations with the Acquired Companies; (b) maintain the properties of the Acquired Companies in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted; (c) keep in force at no less than their present limits all existing bonds, letters of credit and policies of insurance insuring the Acquired Companies, their performance, and/or their respective properties; (d) not enter into any contract, commitment, arrangement or transaction of the type required to be listed on Exhibits 3.4, 3.12, 3.13.1, 3.13.2, 3.15, 3.18 or 3.19 hereof
or





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suffer, permit or incur any of the transactions or events described in Section
3.9 hereof (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans) to the extent such events or transactions are within the control of the Acquired Companies or the Shareholders; (e) not enter into any contracts, commitments, arrangements or transactions of the type required to be listed on Exhibits 3.7 which in the aggregate exceed $100,000.00; (f) not make or permit any change in the Acquired Companies' Certificates or Articles of Incorporation or Bylaws, or in their authorized, issued or outstanding securities; (g) not issue any security or grant any stock option or right to purchase any security of the Acquired Companies, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend or other distribution in respect of such securities (provided that the Acquired Companies may make distributions or pay dividends or pay expenses related to the transactions contemplated hereby if and only if after making such distributions or paying such expenses or dividends no Negative Purchase Price Adjustment Amount will be payable or is paid under the provisions of
Section 2.2.2 hereof); (h) not make any contribution to or distribution on behalf of or to any employee of any of the Acquired Companies from any Benefit Plan (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans); (i) not make any capital expenditure which when aggregated with all other capital expenditures for the period exceeds the sum of $100,000.00; and (k) promptly advise Purchaser in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

                          2.5.2   Except after prior notification to, and with
the prior written consent of, Purchaser, the Acquired Companies will not make, and the Shareholders will not permit the Acquired Companies to make, between the date of this Agreement and the Closing Date, any change in their respective banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Acquired Companies and of all persons authorized to act with respect thereto is attached hereto as Exhibit 2.5.2.

                          2.5.3   Except with the prior consent in writing of
Purchaser, the Acquired Companies will not make, and the Shareholders will not permit the Acquired Companies to make,





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between the date of this Agreement and the Closing Date, any changes in their respective accounting methods or practices.

                 2.6 Intercompany Accounts and Services. Prior to or at the Closing, the Shareholders shall take all actions necessary to settle as of the Closing all cash overdrafts, loans, advances, intercompany payables or receivables, indebtedness and other accounts between the Acquired Companies, on the one hand, and the Shareholders or any Affiliate of any of the Shareholders which is not an Acquired Company on the other hand; provided, however, that the loan of Consolidated Group, Inc. from Shawmut Bank, N.A. in the original principal amount of $1,000,000 taken in October 1995 in connection with the purchase by certain Shareholders of stock from James F. Carlin will not be considered a loan which must be paid at Closing but will continue to be an obligation of Consolidated Group, Inc. and will be included among the Liabilities shown on the Final Closing Balance Sheet, provided that the total Notes Payable of the Acquired Companies on the Final Closing Balance Sheet does not exceed $3,626,388.00. Advances made for acquisition costs of the Diebold Building, so-called, in Southborough, Massachusetts shall not be settled, whether or not such advances are characterized on the Acquired Companies' books as intercompany advances.

                 2.7 Resignations. The Acquired Companies and the Shareholders covenant to cause to be delivered at the Closing the resignation of each of the directors of each of the Acquired Companies, such resignations to be effective immediately following the Closing. Immediately after the Closing, the Board of each Acquired Company shall be as set forth on Exhibit
2.7 hereof.

                 2.8 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Acquired Companies will allow, and the Shareholders will cause the Acquired Companies to allow, Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Companies which may be reasonably requested, and shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Companies which may be reasonably requested. Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Acquired Companies and agrees that the parties will contact the Acquired Companies' carriers jointly after execution of this Agreement to inform them of the benefits of the transactions contemplated hereby and ascertain their views thereon. All such information and documents shall be received and held in accordance with and subject to the terms of this Agreement and that certain Confidentiality Agreement, dated March 1, 1996, between





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Purchaser and Tucker Anthony Incorporated, as agent for the Acquired Companies.

                 2.9 Consents and Approvals. The Acquired Companies and the Shareholders agree to use their best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which any of the Acquired Companies or any Shareholder or any Affiliate of any Shareholder is a party or subject to on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any person to, such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All such written waivers, consents and approvals shall be listed on Exhibit 3.8 hereto and shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

                 2.10 Employment Agreements and Nondisclosure and Noninterference Agreements.

                          2.10.1  The Acquired Companies and the Shareholders
covenant to use their best efforts to cause those employees identified on
Exhibit 2.10.1(a) to enter into Employment Agreements at the Closing substantially in the form set forth in Exhibit 2.10.1(b).

                          2.10.2  The Shareholders listed on Exhibit 2.10.2(a)
covenant to enter into, at the Closing, a Nondisclosure and Noninterference Agreement substantially in the form attached hereto as Exhibit 2.10.2(b).

                 2.11 Supplying of Financial Statements. The Acquired Companies and the Shareholders covenant to deliver to Purchaser all regularly prepared monthly, and other, unaudited financial statements of the Acquired Companies prepared after the date of this Agreement, in format historically utilized internally, as soon as available but not later than the 15th day of each month following each statement's date.

                 2.12 Section 338(h)(10) Election. Purchaser and the Shareholders shall join in making the Election in a timely manner with respect to the sale of the Shares of the Acquired Companies and each party shall provide the other all necessary information to permit the Election to be made. As promptly as practicable after the Closing, the parties shall take all action and file all





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documents to effect and preserve a timely Election. In connection with the
Election, prior to the Closing, the parties shall, acting together in good faith, (a) determine and agree upon the amount of the "adjusted grossed-up basis" of the Shares of the Acquired Companies (within the meaning of Treas. Reg. Section 1.338(h)(10)-1(e) and (f)) and (b) agree upon the proper Allocations in accordance with Section 338(b)(5) of the Code and the regulations promulgated thereunder (it being understood, however, that such determination and/or agreement by the parties is not a condition to the obligation of either party to consummate the purchase under this Agreement). The calculations of the "adjusted grossed-up basis" and Allocations shall not include the respective Transaction Costs. The Shareholders shall calculate the gain or loss, if any, resulting from the Election in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in connection with any Tax Return; however, the Shareholders may take into account their Transaction Costs when calculating such gain or loss. Purchaser shall allocate the "adjusted grossed-up basis" of the Shares of the Acquired
Companies among the assets of the Acquired Companies in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in any Tax Return; however, Purchaser may add its Transaction Costs to the "adjusted grossed-up basis" of such Shares for purposes of allocating among the assets of the Acquired Companies. Any liability for Taxes resulting from the Election shall be borne by the Shareholders and shall not be treated as a liability of, or be payable by, any of the Acquired Companies or Purchaser under any tax allocation agreement or otherwise.

                 2.13     Tax Returns.

                          2.13.1  The Shareholders shall prepare and file all
Tax Returns of or that include the Acquired Companies (including any amendments thereto) with respect to any taxable period of the Acquired Companies ending on or prior to the date of the Closing (a "Pre-Closing Period") and shall pay all Taxes with respect to the Acquired Companies for the Pre-Closing Period. Purchaser shall cause the Acquired Companies to file all Tax Returns relating to the Acquired Companies, and to pay all Taxes with respect thereto (except as otherwise provided in the second sentence of Section 2.13.2), for all taxable periods ending after the date of the Closing.

                          2.13.2  For purposes of this Agreement, if, for any
Taxes, whether federal, state or local, a taxable period of an Acquired Company does not terminate on the date of the Closing (such non-terminating period, a "Straddle Period"), the parties shall, to the extent permitted by applicable law, elect with the relevant taxing authority to treat the Pre-Closing Period portion





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of such Straddle Period for all purposes as a short taxable period ending as of the close of the date of the Closing and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made, then, for purposes of this Agreement, Taxes for the entire Straddle Period shall be allocated to the Pre-Closing Period using an "interim closing of the books" method, assuming that such Straddle Period ended at the close of the date of the Closing and treating such Straddle Period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances and deductions calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis. In the case of any Straddle Period, Purchaser shall provide Shareholders with copies of the completed Tax Returns for the relevant Acquired Companies for such period and a statement indicating the amount of Taxes shown on such Tax Returns that are chargeable to the Shareholders pursuant to this Section 2.13.2 (the "Tax Statement") at least thirty five (35) days prior to the due date for the filing of any such Tax Return (including any extension thereof), and the Shareholders shall have the right to review such Tax Returns and Tax Statements and contest any issues for a period of ten (10) days after receipt. Shareholders and Purchaser agree to consult and to use their best efforts to resolve in good faith any issues arising as a result of the review of such Tax Returns and Tax Statements by Shareholders. If the parties are unable to resolve any dispute within the following fifteen (15) day period, Settlement Auditor will resolve any issue in dispute as promptly as possible. If Settlement Auditor is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Tax Return in question, Purchaser or the relevant Acquired Company may file such Tax Return without such determination having been made and without the consent of the Shareholders subject, however to Purchaser's obligation thereafter to file an amended Tax Return reflecting the final decision of Settlement Auditor (which decision shall be rendered prior to the expiration of the period during which an amended Tax Return may validly be filed with respect to the applicable taxable period). Not later than two (2) days before the due date (including any extensions thereof) for payment of Taxes with respect to such Tax Return, Shareholders shall cause to be paid to the relevant Acquired Company or Purchaser an amount equal to the Taxes shown on the Tax Statement as being chargeable to the Shareholders or their Affiliates pursuant to this Section 2.13.2 unless the Acquired Companies had established an adequate reserve prior to Closing. If the Shareholders have disputed such amount, then the Shareholders shall cause to be paid to the relevant Acquired Company or Purchaser in immediately available funds, not later than two (2) days before the due date (including any extension thereof) for the payment of Taxes with respect to such Tax Return, the amount determined by Purchaser in the Tax Statement as the proper amount





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chargeable to the Shareholders or their Affiliates pursuant to this Section
2.13.2, which payment shall be treated as a payment of Taxes for which Shareholders are responsible pursuant to the second sentence of this Section
2.13.2. Appropriate adjustments shall be made to the amount paid by the Shareholders or their Affiliates in order to reflect the decision of Settlement Auditor.

                          2.13.3  If the parties disagree as to any matter
governed by this Section 2.13 (other than as to the Allocations), the parties shall promptly consult with each other in an effort to resolve the disagreement. If any such disagreement is not resolved within fifteen (15) calendar days after either party gives the other written notice that it cannot be resolved, the Settlement Auditor shall act as an arbitrator to resolve the disagreement. The Settlement Auditor's determination shall be final, binding and conclusive on the parties, and any expenses relating to the engagement of the Settlement Auditor shall be shared equally by the parties.

                 2.14 Access to Business Records. From and after Closing, the Shareholders shall, and shall cause their Affiliates to, provide Purchaser and the Acquired Companies reasonable access to all documents owned or held by the Shareholders or their Affiliates, required or incident to the performance of the Acquired Companies' businesses. From and after Closing, Purchaser and the Acquired Companies shall provide the Shareholders with reasonable access to all documents of the Acquired Companies, required or incident to the filing of any tax return or defense of any indemnity claim of Purchaser hereunder. Either party having access to documents owned or held by the other may make copies or extracts from such books and records at the copying party's sole expense. Each party shall maintain such records consistent with its historical practice and shall destroy such records only in accordance with that party's historical practice.

                 2.15     Employee Matters.

                          2.15.1  Continuation of Acquired Companies' Benefit
Plans. After the Closing, Purchaser shall cause the Acquired Companies to continue, until December 31, 1996, the participation, sponsorship and/or maintenance of the Acquired Companies in all of the Benefit Plans except those identified on Exhibit 2.15.1.

                          2.15.2  Obligation to Assist in Transition.
Shareholders shall, both before and after the Closing Date, provide Purchaser with any information which Purchaser shall reasonably request concerning the employees of the Acquired Companies (the "Employees"), and shall cooperate and assist Purchaser with respect to the commencement of participation after December 31, 1996, of any Employee in any of Purchaser's Benefit Plans or arrangements then in existence.

                          2.15.3  Benefit Plan Obligations. Shareholders shall
be responsible for any claims incurred or benefits accrued on or prior to the Closing Date under any of the Benefit Plans of the Acquired Companies to the extent such claims or benefits have not been accrued and reflected as liabilities on the Closing Balance Sheet, and Shareholders shall be responsible for providing any necessary "continuation coverage" required under Part 6 of Title I of ERISA for "qualifying events" (as defined in ERISA Section 603) which have occurred on or prior to the Closing Date under any of the Benefit Plans of the Acquired Companies to the extent such claims or benefits have not been accrued and reflected as liabilities on the Closing Balance Sheet. No liability to the PBGC has been or will be incurred as of the Closing Date by any of the Acquired Companies, except for PBGC insurance premiums, and all such insurance premiums incurred or accrued up to and including the Closing Date have been or will be timely paid by the Acquired Companies prior to Closing, or will be timely paid by the Shareholders after Closing. Shareholders agree to indemnify and hold Purchaser and the Acquired Companies harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser or the Acquired Companies which was not accrued and reserved for in the Final Closing Balance Sheet and arises (i) from any claims incurred or benefits accrued on or prior to the Closing Date under any of the Benefit Plans of the Acquired Companies, (ii) from any necessary "continuation coverage" required under Part 6 of Title I of ERISA for "qualifying events" (as defined in ERISA Section 603) which have occurred on or prior to the Closing Date under any of the Benefit Plans of the Acquired Companies, or (iii) from any liability to the PBGC by the Acquired Companies which arises from periods on or prior to the Closing Date.

                          2.15.4  Stock Option Grants to Employees of the
Acquired Companies. The Purchaser shall reserve shares of its common stock for granting non-qualified stock options to key employees of the Acquired Companies in accordance with Exhibit 2.15.4. Such options shall be granted on the first business day following the Closing Date and the exercise price for such options shall be the closing price of the Purchaser's common stock on the New York Stock Exchange on the date of the execution of this Agreement or the Closing Date, whichever is lower, provided that those employees desiring that such options be treated as Incentive Stock Options under the Code will receive options at an exercise price determined on the Closing Date. Such options shall vest in accordance with the Purchaser's Stock Option Plan.

                 2.16 Affiliated Contracts. At or prior to Closing, the Shareholders shall, and shall cause their Affiliates to, transfer to the Acquired Companies any contracts the revenues from which are included in the revenues of the Acquired Companies but which are in the name of the Shareholders or their Affiliates, and any assets which have been paid for by any Acquired Company but which are owned by or in the possession of the Shareholders or their Affiliates, as opposed to the relevant Acquired Company. The Shareholders and the Acquired Companies represent and warrant that as of this date, there are no such assets and contracts. Purchaser agrees that that certain Amended, Consolidated and Restated Lease dated January 1, 1987, as amended by instrument dated March 27, 1996, covering the premises located on Pleasant Street Connector in Framingham, Massachusetts, between Consolidated Group Services Company, Limited Partnership and Consolidated Group, Inc., will remain in place and the Purchaser will cause the Acquired Companies to honor the terms of such lease until the expiration of its current term.

                 2.17 Disallowed Accounts Receivable Collections Reimbursement. To the extent that any account receivable on the books of the Acquired Companies as of the Closing Date are disallowed and not included in the Final Closing Balance Sheet and the Acquired Companies collect such disallowed accounts after Closing, the Acquired Companies will pay the amount of such collected accounts ("Written Off A/R Collection Payments") to the Shareholders as an additional Purchase Price Amount, provided that to the extent that there has been a Negative Purchase Price Adjustment Amount paid from the Escrow Fund and the Escrow has not terminated, the Written Off A/R Collections Payments shall be made to the Escrow Agent for the Escrow Account and shall be subject to claims under the terms of the Escrow Agreement.


         III.    REPRESENTATIONS AND WARRANTIES OF THE
                 ACQUIRED COMPANIES AND THE SHAREHOLDERS.

                 The Acquired Companies prior to Closing and the Shareholders prior to and after Closing, Severally (but not jointly or jointly and severally) represent and warrant to Purchaser as follows:

                 3.1      Organization, Standing and Foreign Qualification.

                          3.1.1   Each Acquired Company is a corporation duly
organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts as set forth in Exhibit 3.1 and has the full power and authority (corporate and otherwise) to carry on its business in Massachusetts and in every jurisdiction where it holds a certificate of authority to do business as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

                          3.1.2   Each Acquired Company is now, and will be as
of Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in Exhibit 3.1 hereto, and the character of the property owned or leased by each Acquired Company and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction.

                 3.2 Authority and Status. Each Shareholder and the Acquired Companies have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by the Shareholders and the Acquired Companies of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Boards of Directors of the Acquired Companies. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by any of the Acquired Companies or any Shareholder in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Acquired Companies and the Shareholders, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the Certificates or Articles of Incorporation and Bylaws of the Acquired Companies.

                 3.3 Capitalization. All outstanding securities of the Acquired Companies, the entire authorized capital stock, the amount of shares issued and outstanding, and the amount of shares held in treasury for each Acquired Company are as set forth on Exhibit 3.3. All of the issued and outstanding shares of the Acquired Companies are owned by the Shareholders as indicated on Exhibit 3.3. As of the Closing Date, Shareholders will own all of the issued and outstanding shares of the Acquired Companies free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, and the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Companies or the capital stock of the Acquired Companies. There are no outstanding options, warrants, calls, commitments or plans by any Acquired Company to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of any Acquired Company.

                 3.4      Absence of Equity Investments. Except as described in
Exhibit 3.4 hereto, no Acquired Company, either directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. Except as described in Exhibit 3.4 hereto, no Shareholder or any other Affiliate of a Shareholder, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter-market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Acquired Companies.

                 3.5      Liabilities and Obligations of the Acquired Companies.

                          3.5.1   Attached hereto as Exhibit 3.5.1 are true,
correct and complete copies of the consolidated audited balance sheets of CGI, GBA and CGC (the "Consolidated Companies") and the unconsolidated balance sheet of CHC as of December 31, 1993, 1994 and 1995 and the related statements of operations and operating cash flow for the years then ended, and the Consolidated Companies consolidated and CHC's unconsolidated unaudited balance sheets as of March 31, 1996 and the related statements of operations and operating cash flow for the three months then ended (the "1993, 1994, 1995 and Q1/1996 Financial Statements"). The 1993, 1994, 1995 and Q1/1996 Financial Statements are complete, have been prepared in accordance with generally accepted accounting principles consistently applied, fairly present the financial condition of the Acquired Companies as of the respective dates thereof and disclose all liabilities of the Acquired Companies, whether absolute, contingent, accrued or otherwise, existing as of the date thereof which are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

                          3.5.2   No Acquired Company has any liability or
obligation (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with GAAP, consistently applied, including, without limitation, any liability which might result from an audit of its Tax Returns by any appropriate authority, except for (a) the liabilities and obligations of the Acquired Companies which are disclosed or reserved against in the 1995 Financial Statements or Exhibit 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business since December 31, 1995 and which do not, either individually or in the aggregate, have a material adverse effect on the business, assets or operations of any Acquired Company.

                          3.5.3   Except as disclosed in the 1995 Financial
Statements or Exhibit 3.5.2, no Acquired Company is in default with respect to any material liabilities or obligations, and all such liabilities or obligations shown or reflected in the 1995 Financial Statements or Exhibit
3.5.2 and such liabilities incurred or accrued subsequent to December 31, 1995 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in Exhibit 3.5.2.

                 3.6 Tax Returns and Agreements. Except as otherwise disclosed on Exhibit 3.6, (a) (i) the Acquired Companies are, and have been since their respective incorporations, "S Corporations" within the meaning of
Section 1361(a)(1) of the Code; (ii) the elections by the Acquired Companies to be "S Corporations" were valid at the time such elections were made and such elections have not been revoked or terminated; (iii) none of the Acquired Companies has ever filed, or has ever been required to file, any Returns in respect of Taxes with any corporation or other entity on a consolidated, combined or unitary basis; (iv) all Returns in respect of Taxes required to be filed with respect to each of the Acquired Companies have been timely filed, none of such Returns contains, or is required to contain, a disclosure statement under section 6662 of the Code or any similar provision of state, local, or foreign law, and no extension of time within which to file any such Return has been requested, which Return has not since been filed; (v) all Taxes required to be shown on such Returns or otherwise due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to each Acquired Company under section 6655 of the Code or any comparable provision of state, local or foreign law have been made; (vi) all such Returns are true, correct and complete in all material respects; (vii) no adjustment relating to such Returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Shareholders, no basis exists for such an adjustment; (viii) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against any of the Acquired Companies; (ix) there are no Tax liens on any assets of any of the Acquired Companies other than ad valorem taxes which are not yet due; (x) there are no outstanding subpoenas or requests for information currently outstanding that could affect the Taxes of any of the Acquired Companies; (xi) there are no proposed reassessments of any property owned or leased by any of the Acquired Companies or other proposals that could increase the amount of any Tax to which any of the Acquired Companies would be subject; (xii) none of the Acquired Companies is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code; (xiii) none of the Acquired Companies has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (xiv) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any of the Acquired Companies may be subject; (xv) there are no requests for rulings or information currently outstanding that could affect the Taxes of any of the Acquired Companies or any similar matters pending with respect to any Tax authority; (xvi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any of the Acquired Companies; (xvii) no consent under section 341(f) of the Code has been filed with respect to any of the Acquired Companies; (xviii) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement;
(xix) none of the Acquired Companies has at any time been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xx) none of the Acquired Companies owes any amount pursuant to any Tax sharing agreement or arrangement and does not have any liability after the date hereof in respect of any Tax sharing agreement or arrangement executed or agreed to prior to the date hereof, whether any such agreement or arrangement is written or unwritten; (xxi) all Taxes required to be withheld, collected or deposited by each of the Acquired Companies have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (xxii) any adjustment of Taxes of any of the Acquired Companies made by the IRS that is required to be reported to any state, local or foreign Tax authority has been so reported and any additional Tax due as a result thereof has been paid in full; (xxiii) none of the Acquired Companies was acquired in a qualified stock purchase under section 338(d)(3) of the Code and no elections under section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under section 338 of the Code are applicable to any of the Acquired Companies;
(xxiv) none of the Acquired Companies has issued or assumed any corporate acquisition indebtedness, as defined in section 279(b) of the Code or any obligations described in section 279(a) of the Code; (xxv) as of the Closing, none of the Acquired Companies will have any non-recaptured net section 1231 loss as defined in section 1231(c) of the Code; (xxvi) the books and records of each of the Acquired Companies reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon as of the date thereof (including Taxes being contested), and there is no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes; (xxvii) none of the Acquired Companies has had any income attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending at or prior to the Closing which resulted in a deferred reporting of income from such transaction or from such change in accounting method; (xxviii) none of the Acquired Companies is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludability from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and (xxix) none of the Acquired Companies is subject to liability for any Taxes as a transferee or successor, or by reason of section 1.1502-6 of the Treasury Regulations (or similar provision of state, local or foreign law).

                 (b) (i) Exhibit 3.6 (1) lists all income, franchise and similar Returns (federal, state, local and foreign) filed with respect to each of the Acquired Companies for taxable periods ended on or after December 31, 1990; (2) indicates for which jurisdictions Returns have been filed; (3) indicates the most recent income, franchise or similar Return for each relevant jurisdiction for which an audit has been completed and indicates all Returns that currently are the subject of audit; (ii) the Shareholders have delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise, sales and use, real and personal property Tax Returns and all other Returns, elections relating to Taxes of the Acquired Companies, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Companies since January 1, 1990; (iii) Exhibit 3.6 sets forth the following information with respect to each of the Acquired Companies as of the most recent practicable date (and, in each case, specifying such date): (A) the tax basis of the Acquired Companies in their respective assets and (B) for state Tax purposes, the amount of any net operating loss, net capital loss, unused credit, unused foreign tax credit, earnings and profits or excess charitable contribution allocable to each of the Acquired Companies; (iv) the Shareholders have delivered to the Purchaser a complete and accurate description of all Tax accounting methods for all material items affecting federal and state income or franchise Taxes; (v) the Shareholders have delivered to the Purchaser a full description of any and all related party transactions between any of the Acquired Companies and their respective Affiliates; (vi) the Shareholders have provided to the Purchaser a complete and accurate list of locations by city and state in which each of the Acquired Companies leases any real or personal property; and (vii) each of the Acquired Companies has provided to the Purchaser a complete and accurate description of all prior acquisitions, reorganizations and dispositions, and a description of all changes in corporate control or capital structure.

                 3.7      Ownership of Assets and Leases.

                          3.7.1   Real Estate and Personal Property. Exhibit
3.7 attached hereto is a complete and correct list and brief description as of the date of this Agreement of all real property and items of personal property, which are owned and have a book value in excess of $25,000.00 (net of the reserve for depreciation), and all real property and all material items of personal property which are leased or licensed by each Acquired Company (such list identifying which of such properties are owned by each Acquired Company and all of the leases, licenses or agreements under which each Acquired Company is lessee or licensee or holds or operates such property, real or personal). Each Acquired Company has good and marketable title to all of its property and assets, other than leased or licensed property, including those listed and described in Exhibit 3.7 as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in
Exhibit 3.7 (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current Taxes not yet due and payable. Each of the leases, licenses and agreements described in Exhibit 3.7 is in full force and effect and constitutes a legal, valid and binding obligation of the relevant Acquired Company and to the knowledge of the Shareholders and the Acquired Companies, the other respective parties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there is not under any of such leases, licenses or agreements existing any material default of the relevant Acquired Company or to the knowledge of the Shareholders or the Acquired Companies, of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). Except with respect to the premises leased by the Acquired Companies as their headquarters in Framingham, Massachusetts, the "Diebold Building," so called, located in

Southborough, Massachusetts (which will be transferred to the Acquired Companies at or prior to Closing in accordance with the transfer provisions attached hereto as Exhibit 5.10 and the vacant lot located in Framingham, Massachusetts leased from Gateway Ventures, Inc. (which lease is to be terminated on or before the Closing Date), no Acquired Company nor any Shareholder has received any payment from a lessor or licensee in connection with or as inducement for entering into a lease or license under which it is a lessee or a licensee. All buildings, machinery and equipment owned or leased by the Acquired Companies are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. No Acquired Company has received any notice of a material violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, and there is no such violation or grounds therefor which could have a material adverse affect on the operation of any business conducted by any of the Acquired Companies. Except pursuant to this Agreement, no Acquired Company nor any Shareholder is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by any Acquired Company or which are used in connection with the business of any Acquired Company.

                          3.7.2   Accounts Receivable. All of the accounts
receivable of the Acquired Companies included in the Final Closing Balance Sheet will reflect actual transactions, will have arisen in the ordinary course of business and will not be subject to offset or deduction.

                 3.8 Agreement Does Not Violate Other Instruments. Except as listed in Exhibit 3.8, the execution and delivery of this Agreement by the Acquired Companies and the Shareholders do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificates of Incorporation, as amended, Articles of Incorporation, as amended, or Bylaws, as amended, of any Acquired Company or Shareholder or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which any Acquired Company or any Shareholder is a party or is bound or by which any Acquired Company's or Shareholder's assets are affected. Except for the requisite filing under the HSR Act and except as listed or described on Exhibit
3.8 attached hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any other person is required, or is required to be obtained or made by or with respect to any Acquired Company, any Shareholder or any assets, properties or operations of any Acquired Company or any Shareholder, in connection with the execution and delivery by the Acquired Companies and the Shareholders of this Agreement or the consummation of the transactions contemplated hereby.

                 3.9 Absence of Changes. Since December 31, 1995, no Acquired Company has, or has had on its behalf, except as disclosed on Exhibit
3.9 attached hereto:

                          3.9.1   Transferred, assigned, conveyed or liquidated
into current assets any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

                          3.9.2   Suffered any adverse change in its business,
operations, or financial condition or become aware of any event or state of facts which may result in any such adverse change;

                          3.9.3   Suffered any destruction, damage or loss to a
material asset or a group of assets that are in the aggregate material to the business, whether or not covered by insurance;

                          3.9.4   Suffered, permitted or incurred the imposition
of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to Taxes not yet due and payable;

                          3.9.5   Committed, suffered, permitted or incurred any
default in any liability or obligation;

                          3.9.6   Made or agreed to any adverse change in the
terms of any material contract or instrument to which it is a party;

                          3.9.7   Waived, canceled, sold or otherwise disposed
of, for less than the face amount thereof, any claim or right which it has against others or accelerated its collections or its efforts to collect accounts receivable or otherwise deviated from its normal collection activities consistent with historic practice;

                          3.9.8   Issued any additional shares or rights,
options or calls with respect to any Acquired Company's shares, or redeemed, purchased or otherwise acquired any of the Acquired

Companies' shares, or made any change whatsoever in the Acquired Companies' capital structure;

                          3.9.9   Paid, agreed to pay or incurred any
obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan (except for the payment of health, disability and life insurance premiums which had become due and except for contributions or distributions required to be made (and not discretionary) pursuant to any Benefit Plans), or paid any bonus to (except for the payment of or accrual for all bonuses listed on Exhibit 3.9 which are earned pursuant to the Executive Bonus Plan, all of which such bonuses shall be paid or accrued for prior to the Closing and shall be reflected in the Final Closing Balance Sheet), or granted any increase in the compensation of, any Acquired Company's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees (except for regularly scheduled periodic increases in employees' compensation at times and in amounts consistent with historic practice);

                          3.9.10         Committed, suffered, permitted or
incurred any transaction or event which would increase its Tax liability for any prior taxable year;

                          3.9.11         Incurred any other liability or
obligation or entered into any transaction other than in the ordinary course of business;

                          3.9.12         Received any notices, or had reason to
believe, that any supplier, insurance company, HMO or other benefit payor or provider has taken or contemplates any steps which could materially disrupt the business relationship of any Acquired Company with said person or could result in the diminution in the value of any Acquired Company as a going concern;

                          3.9.13         Paid, agreed to pay or incurred any
obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements as such agreements existed on December 31, 1995; or

                          3.9.14         Delayed or postponed the payment of any
liabilities, whether current or long term, or failed to pay in the ordinary course of business any liability on a timely basis consistent with prior practice.

           3.10 Litigation. Except as otherwise set forth in Exhibit 3.10 hereto (with Exhibit 3.10 separately identifying litigation arising in the ordinary course in the Acquired

Companies' third party administrator business involving denied coverage or claims administration), there is no suit, action, proceeding, claim or investigation pending, threatened against or affecting any Acquired Company and, to the knowledge of the Shareholders and the Acquired Companies, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Exhibit 3.10, singularly or in the aggregate, if pursued and/or resulting in a judgment, would have a material adverse effect on the assets, business, goodwill or financial condition of the Acquired Companies taken as a whole or the right of the Acquired Companies or the Shareholders to consummate the transactions contemplated hereby.

           3.11 Licenses and Permits; Compliance With Law. Each Acquired Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets except where the failure to hold such license will not have a material adverse effect upon the business or financial condition of the Acquired Companies taken as a whole. All such licenses, certificates, permits, franchises and rights are listed in Exhibit
3.11. Except as noted in Exhibit 3.11, each Acquired Company is presently conducting its business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. All necessary records demonstrating compliance with applicable statutes, ordinances, rules, regulations and orders of governmental authorities will remain the property of the Acquired Companies subsequent to the Closing. Further, except for the audit pending by the Boston district office of the U.S. Department of Labor and the issues, potential orders and consequences therefrom (the "DOL Audit") and those matters described on Exhibit 3.11, no Acquired Company is presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. The parties acknowledge that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby may in certain jurisdictions result in the termination of any license, certificate, permit, franchise or right held by any Acquired Company unless additional procedures or amendments are undertaken with respect to such licenses, certificates, permits, franchises or rights to reflect the change of stock ownership and changes in officers and directors in the Acquired Companies.

           3.12 Contracts, Etc. Exhibit 3.12 hereto consists of a true and complete list of all contracts, agreements, and other instruments to which any Acquired Company is a party, which are not listed on Exhibits 2.16, 3.7, 3.13.2(i), 3.13.2(ii), 3.15 or 3.18 and involves the payment by or to the Acquired Companies of more than $50,000.00 over the term of the agreement, and contemporaneously with the delivery of the Exhibits to this Agreement, the Acquired Companies and the Shareholders have made available or delivered to Purchaser a true and complete copy of each contract, agreement or instrument listed in Exhibits 2.16, 3.7, 3.12, 3.13.2(i), 3.13.2(ii), 3.15 or 3.18 which is written, and a summary of the terms of each such contract or agreement which is oral, certified as such by a duly authorized officer of each Acquired Company and by the Shareholders. The foregoing notwithstanding, Exhibit 3.12 includes all of the following:

                          3.12.1  Any contract or commitment which requires
services to be provided or performed by any Acquired Company or which authorizes others to perform services for a third party for, through, or on behalf of the Acquired Companies;

                          3.12.2  Any contract or commitment involving an
obligation which cannot, or in reasonable probability will not, be performed or terminated within [one year] from the dates as of which these representations are made;

                          3.12.3  Any note receivable;

                          3.12.4  Any contract or commitment providing for
payments based in any manner upon the sales, purchases, receipts, income or profits of any Acquired Company including, without limitation, any agreements with general agents or with agents;


                          3.12.5  Any franchise agreement, marketing agreement
or royalty agreement (and with respect to each such agreement Exhibit 3.12 sets forth the aggregate royalties or similar payment paid or payable hereunder by any Acquired Company as of the date hereof);

                          3.12.6  Any contract or agreement with a creditor not
made in the ordinary course of business;

                          3.12.7  Any employment contract or arrangement
regarding any employee or independent contractor which is not terminable by the Acquired Company within thirty (30) days without payment of any amount for any reason whatsoever, or without any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions;

                          3.12.8  Any contract, agreement, understanding or
arrangement restricting any Acquired Company from carrying on its business anywhere in the world except as disclosed on Exhibit 3.12.8;

                          3.12.9  Any instrument or arrangement evidencing or
related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

                          3.12.10 Any contract with any labor organization; and

                          3.12.11 Any bond, suretyship arrangement, guarantee,
letter of credit or other performance guarantee document pursuant to which any obligation of an Acquired Company is guaranteed or secured or pursuant to which any Acquired Company has guaranteed or secured the performance or obligation of another Person.


                          All of the contracts, agreements, policies of
insurance or instruments described in Exhibits 3.7, 3.12, 3.13.2(i), 3.13.2(ii),
3.15 or 3.18 hereto are valid and binding upon the Acquired Companies and, to the knowledge of the Shareholders and the Acquired Companies, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms except where the failure to be so enforceable will not have a material adverse effect on any Acquired Company. No Acquired Company nor, to the knowledge of the Shareholders or the Acquired Companies, any other party to any such contract, commitment or arrangement has breached any material provision of, or is in material default under, the terms thereof.

                    3.13  Intellectual Property; Computer Software.

                          3.13.1  Exhibit 3.13.1 hereto sets forth a complete
and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of each Acquired Company, together with a complete list of all licenses granted by or to each Acquired Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Companies, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Neither the Acquired Companies nor any Shareholder is currently in receipt of any notice of any violation of, and no Acquired Company is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset except for potential conflicts with entities using the names "Consolidated Group, Inc." and "Consolidated Group Trust" in Colorado and North Carolina.

                          3.13.2  (i) Exhibit 3.13.2(i) contains a complete and
accurate list of all computer software owned by each Acquired Company which is significant to the business and operations of the Acquired Companies (the "Owned Software"). Except as set forth on Exhibit 3.13.2(i), each respective Acquired Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. The Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on Exhibit 3.13.2(i), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. No such other party has breached any such obligation of confidentiality.

                                  (ii) Exhibit 3.13.2(ii) contains a complete
and accurate list of all software under which any Acquired Company is a licensee, lessee or otherwise has obtained the right to use such software (the "Licensed Software"). Exhibit 3.13.2(ii) also sets forth a list of all license fees, rents, royalties or other charges that such Acquired Company is required or obligated to pay with respect to the Licensed Software. The applicable Acquired Company or Companies have the right and license to use, sublicense, modify and copy the Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in
Exhibit 3.13.2(ii). Each Acquired Company is in full compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Exhibit 3.13.2(ii), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. No Acquired Company has published or disclosed any Licensed Software to any other party.

                                  (iii) The Owned Software and Licensed
Software constitute all software used in the businesses of the Acquired Companies (the "Acquired Companies' Software"). Exhibit 3.13.2(iii) sets forth a list of all contract programmers, independent contractors, nonemployee agents and Persons or other entities (other than employees) who have performed computer programming services for any Acquired Company and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Acquired Companies' Software or impair the Purchaser's or the Acquired Companies' ability to use the Acquired Companies' Software in the same manner as such computer software is currently used by the Acquired Companies. No Acquired Company is infringing any intellectual property rights of any other Person or entity with respect to the Acquired Companies' Software, and to the knowledge of the Acquired Companies and the Shareholders, no other Person or entity is infringing any intellectual property rights of any Acquired Company with respect to the Acquired Companies' Software.

                 3.14 Labor Matters. Exhibit 3.14 sets forth a list of all employees, consultants and independent contractors of the Acquired Companies whose compensation for 1995 or expected compensation for 1996 exceeds $75,000.00 per annum and lists the compensation per annum for such persons. Except as set forth on Exhibit 3.14, within the last three (3) years, no Acquired Company has been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called, against any Acquired Company. Except as set forth on Exhibit 3.14, no Acquired Company has violated any applicable federal or state law or regulation relating to labor, labor practices or immigration matters. Neither the Acquired Companies nor the Shareholders have any knowledge that there will be any adverse change in relations with employees and independent contractors (excluding brokers, agents, insurance carriers and bank trustees) of the Acquired Companies as a result of the transactions contemplated by this Agreement.

                 3.15     Benefit Plans.

                          3.15.1  Exhibit 3.15 lists every pension, retirement,
profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, or any other plan, program, agreement, arrangement, commitment and/or method of compensation, whether funded or unfunded, whether legally binding or not, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by any Acquired Company or any Affiliate of any Acquired Company for the benefit of employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of any Acquired Company or an Affiliate of any Acquired Company and under which employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of any Acquired Company or an Affiliate of any Acquired Company are eligible to participate or under or in connection with which any Acquired Company may have any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                          3.15.2  Exhibit 3.15 also lists: (a) where applicable,
with respect to any such plans or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (b) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor, the United States Internal Revenue Service or the Pension Benefit Guaranty Corporation after December 31, 1974, with respect to such Benefit Plan, (c) annual reports or Returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (d) the most recent summary plan descriptions and any material modifications thereto, and any other material written communications to employees or to any governmental agency with respect to such Benefit Plans during the three most recent plan years. Contemporaneous with the delivery of the Exhibits to this Agreement, the Acquired Companies and the Shareholders have delivered a true and complete copy of each of such Benefit Plans, agreements, letters, rulings, opinions, letters, reports, Returns, financial statements and summary plan descriptions described in Sections 3.15.1 or 3.15.2 hereof, certified as such by a duly authorized officer of each Acquired Company.

                          3.15.3  All the Benefit Plans and the related trusts
subject to ERISA comply with and have been administered in all material respects in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and no Acquired Company or Affiliate has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All available governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan under sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

                          3.15.4  Neither the Acquired Companies nor any
administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject any Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of any Acquired Company prior to the Closing Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.

                          3.15.5  All annual reports or Returns, audited or
unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof, and have been timely filed or disseminated, as appropriate or required by applicable law, and there have been no amendments filed to any of such reports, Returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                          3.15.6  No "party in interest" (as defined in Section
3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which any Acquired Company or an Affiliate of any Acquired Company maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of any Acquired Company or any Affiliate of an Acquired Company now or formerly in existence.

                          3.15.7  For any ERISA Plan which is an employee
pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Benefit Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date of the most recent actuarial report by all present or former participants in such Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Benefit Plan.

                          3.15.8  As of December 31, 1995 no Acquired Company
had any current or future liability under any Benefit Plan that was not reflected in the 1995 Financial Statements, and the liability of the Acquired Companies in connection with any Benefit Plan as of Closing will not exceed the amount recorded therefor on the Final Closing Balance Sheet.

                          3.15.9  No Acquired Company maintains any Benefit Plan
providing deferred or stock based compensation which is not reflected in the 1995 Financial Statements.

                          3.15.10 No Acquired Company has maintained a Benefit
Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B, or except as set forth on Exhibit 3.15.10.

                          3.15.11 Except as described on Exhibit 3.15.11, the
consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any Acquired Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of any Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                          3.15.12 All Benefit Plans subject to section 4980B of
the Code or Part 6 of Title I of ERISA or both have been maintained in good faith compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

                 3.16 Customers and Clients. Exhibit 3.16 attached hereto consists of a true and correct list of all of the customers and clients of the Acquired Companies within the preceding twenty-four months who generated revenues of more than $50,000.00 within the preceding twenty-four months, setting forth as to each customer or client its name, address, telephone number and principal person of contact. No Acquired Company and no Shareholder has received any notice, or has reason to believe, that either MetraHealth, Ameritas Life Insurance Corp., United HealthCare Corp. or Arbella Life and Health Insurance Company has taken or contemplates taking any steps which could disrupt the business relationship of any Acquired Company with such customer or client, or could result in the diminution in the value of the business of any Acquired Company as a going concern.

                 3.17 Environmental Matters. Except as set forth in Exhibit 3.17, no real property now or previously used by any Acquired Company or now or previously owned or leased by an Acquired Company (the "Real Property") has been used by any Acquired Company for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined). Except as set forth in
Exhibit 3.17, to the knowledge of the Shareholders and the Acquired Companies, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property during the period the Acquired Companies have occupied the Real Property. Except as set forth in Exhibit 3.17, each Acquired Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and permits, and, to the knowledge of Shareholders and the Acquired Companies, there are no existing violations by any Acquired Company of any such environmental laws or permits [[except as may be reported on environmental reports provided by the Acquired Companies and Shareholders to Purchaser prior to the date hereof. Except as set forth in Exhibit 3.17, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened with respect to the Real Property or otherwise against any of the Acquired Companies in any court or before any state, federal or other governmental agency or private arbitration tribunal and to the knowledge of the Shareholders and the Acquired Companies, there is no basis for any such claim, action, suit, proceeding or investigation except as may be reported on environmental reports provided by the Acquired Companies and Shareholders to Purchaser prior to the date hereof. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil. Nothing in this Section 3.17 or elsewhere in this Agreement shall be deemed a release by the Purchaser or the Acquired Companies of any term, condition, representation, warranty, covenant, right or remedy which the Acquired Companies have under any lease of the Real

Property, whether or not the lessor thereunder is an entity in which the Shareholders or any one or more of them have an ownership interest.

                 3.18 Insurance. Set forth in Exhibit 3.18 is a complete list of all insurance policies which each Acquired Company maintains, or is an insured party under, with respect to its businesses, properties or employees which are currently in force and effect together with a list of all such policies which have been in effect during the last 36 months but have expired.
Exhibit 3.18 lists the annual premium and renewal date of all such insurance policies. Except as set forth in Exhibit 3.18, since January 1, 1996, there has not been any change in any Acquired Company's relationship with its insurers or in the premiums payable pursuant to such policies.

                 3.19     Related Party Relationships. Except as set forth in
Exhibit 3.19, no Shareholder, or Affiliate of any Shareholder, nor any officer or director of the Acquired Companies possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of any Acquired Company (except as a stockholder holding less than a one percent interest in a company or corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

                 3.20 Exhibits. All Exhibits attached hereto are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing, except to the extent that such Exhibits may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Acquired Companies in the ordinary course. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed on such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

                 3.21 Disclosure and Absence of Undisclosed Liabilities. No statement contained herein or in any certificate, schedule, list, Exhibit or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit a material fact necessary in order to make the statements contained herein or therein not misleading.

         IV.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                 Purchaser represents and warrants to the Acquired Companies and the Shareholders as follows:

                 4.1 Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

                 4.2 Corporate Power and Authority. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by its Board of Directors (or Executive Committee thereof). This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                 4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound or by which it or its assets are affected.

                 4.4 Investment. Purchaser will be purchasing the shares of the Acquired Companies for investment purposes and not with a view to the sale or distribution of such shares.


         V.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

                 All of the obligations of Purchaser to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder:

                 5.1 Representations True at Closing. The representations and warranties made by the Acquired Companies and the Shareholders to Purchaser in this Agreement, the Exhibits hereto or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

                 5.2 Covenants of the Acquired Companies and the Shareholders. The Acquired Companies and the Shareholders shall have duly performed, in all material respects, all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and the President of each Acquired Company and each Shareholder shall deliver, in substantially the forms attached hereto as Exhibit 5.2, a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in
Section 5.1 hereof.

                 5.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

                 5.4 Opinion of Counsel. A favorable opinion of Rubin and Rudman LLP, counsel for the Acquired Companies and the Shareholders, shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 5.4.

                 5.5 Consents, Approvals, and Waivers. Purchaser shall have received a true and correct copy of each and every consent, approval and waiver (a) referred to in Section 2.9 hereof and listed on Exhibit 3.8 hereto, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 5.6 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, and the waiting period under the HSR Act shall have expired or been terminated.

                 5.7      Absence of Adverse Changes. Since December 31, 1995,
(a) no Acquired Company shall have suffered any change in its financial condition, results of operations, business, prospects, property or assets which materially and adversely affects its business, and (b) none of the Acquired Companies nor the Shareholders shall have permitted to occur or suffered any transaction or event described in Section 3.9 hereof which is not described in
Exhibit 3.9 hereto.

                 5.8 Escrow Agreement. The Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Purchaser.

                 5.9 Acquired Companies and Shareholder Deliveries. The Acquired Companies and the Shareholders shall have delivered to Purchaser all items to be delivered by them at the Closing as required by Section 7.2.1 hereof in the form required by this Agreement.

                 5.10 Real Estate Transfer-Southborough Property. The Acquired Company shall have closed the purchase of that certain real estate located in Southborough, Massachusetts, in accordance with the terms of that certain Real Estate Transfer Agreement attached hereto as Exhibit 5.10.


         VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANIES AND THE SHAREHOLDERS TO CLOSE.

                 All of the obligations of each of the Acquired Companies and each of the Shareholders to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Acquired Companies and the Shareholders for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder:

                 6.1 Representations True at Closing. The representations and warranties made by Purchaser to the Acquired Companies and the Shareholders in this Agreement or any document or instrument delivered to the Acquired Companies, the Shareholders or their representatives hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

                 6.2 Covenants of Purchaser. Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver, in substantially the form attached hereto as Exhibit 6.2, a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 6.1 hereof.

                 6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

                 6.4 Opinion of Counsel. A favorable opinion of Fowler, White, Gillen, Boggs, Villareal & Banker, P.A., counsel for the Purchaser, shall have been delivered to Shareholders dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 6.4.

                 6.5 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, and the waiting period under the HSR Act shall have expired or been terminated.

                 6.6 Escrow Agreement. The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Shareholders.

                 6.7 Purchaser Deliveries. The Purchaser shall have delivered to the Acquired Companies and the Shareholders all items to be delivered by them at the Closing as required by Section 7.2.2 hereof in the form required by this Agreement.


  VII.   CLOSING.

                 7.1 Time and Place of Closing. The Closing shall be held at the offices of Fowler, White, Gillen, Boggs, Villareal & Banker P.A., 501 East Kennedy Blvd, Tampa, Florida, commencing at 10:00 a.m. Eastern Daylight Time, on the last business day of the month during which the waiting period under the HSR Act has expired or has been terminated ("HSR Termination"), and all the consents listed on Exhibit 3.8 have been received by the Purchaser but in no event earlier than May 31, 1996, and in no event later than July 31, 1996 (unless the HSR Termination Date has not occurred by that date with the HSR application having been filed within the time provided by Section 2.3, in which event the last day for Closing shall be September 30, 1996); provided that if the HSR Termination occurs within five business days of the end of a month, the Closing shall occur at the end of the next succeeding month.

                 7.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

                          7.2.1   The Acquired Companies' and the Shareholders'
Performance. At the Closing, the Acquired Companies and the Shareholders shall deliver to Purchaser, the following, except to the extent waived:

                                  (a) all certificates representing shares of the outstanding capital stock of the Acquired Companies, each certificate duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel, with signatures guaranteed;

                                  (b)      the certificates of each of the
                          Shareholders and of the Presidents of the Acquired Companies described in Section 5.2;

                                  (c)      copies of the consents and waivers
                          described in Section 2.9 and Section 5.5 and those listed on Exhibit 3.8 hereof;

                                  (d)      the assignment of assets and
                          contracts described in Section 2.16;

                                  (e)      satisfactory evidences of the
                          approvals described in Section 5.6;

                                  (f)      certificates of compliance or
                          certificates of good standing of the Acquired Companies, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in Exhibit 3.1 hereto;

                                  (g)      certified copies of resolutions of
                          the Boards of Directors of the Acquired Companies approving the transactions set forth in this Agreement;

                                  (h)      certificates of incumbency for the
                          officers of the Acquired Companies and the

                          Shareholders who are executing the Agreement and the other documents contemplated hereunder;

                                  (i)      resignations of each director of
                          each Acquired Company, effective immediately after the Closing;

                                  (j)      Employment Agreements in
                          substantially the form of Exhibit 2.10.1(b) executed by those individuals listed on Exhibit 2.10.1(a);

                                  (k) Nondisclosure and Noninterference
                          Agreements executed by the Shareholders listed on
                          Exhibit 2.10.2(a), substantially in the form of
                          Exhibit 2.10.2(b);

                                  (l)      opinion of counsel described in
                          Section 5.4;

                                  (m) the Escrow Agreement executed by the Shareholders; and

                                  (n)      such other evidence of the
                          performance of all covenants and satisfaction of all conditions required of the Acquired Companies and the Shareholders by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

                          7.2.2   Performance by Purchaser. At the Closing,
Purchaser shall deliver to the Acquired Companies and the Shareholders the following, except to the extent waived:

                                  (a)      cash, by cashier's or certified
                          check or wire transfer of immediately available funds, in the aggregate amount of the Cash Purchase Price Amount to be paid at Closing, as set forth in
                          Section 2.2.1;

                                  (b)      the certificate of the authorized
                          officer described in Section 6.2;

                                  (c)      satisfactory evidence of the
                          approvals described in Section 6.5;

                                  (d)      certificate of incumbency of the
                          officers of Purchaser who are executing this Agreement and the other documents contemplated hereunder;

                                  (e)      Executed Employment Agreements
                          substantially in the forms set forth in Exhibit 2.10.1(b);

                                  (f)      Executed Nondisclosure and
                          Noninterference Agreements substantially in the form of Exhibit 2.10.2(b);

                                  (g) certified copy of resolutions of the Board of Directors (or Executive Committee thereof) of Purchaser approving the transactions set forth in this Agreement;

                                  (h) the Escrow Agreement executed by the Purchaser;

                                  (i)      such other evidence of the
                          performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as the Acquired Companies, the Shareholders' Representative or the Acquired Companies' counsel may reasonably require; and

                                  (j)      deliver the Escrow Amount to the
                          Escrow Agent pursuant to the Escrow Agreement by cash, cashier's check or wire transfer of immediately available funds.

         VIII.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

                 8.1 Survival of Representations and Warranties of the Acquired Companies and the Shareholders. All representations, warranties, agreements, covenants and obligations made or undertaken by any of the Acquired Companies or any of the Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser, shall survive the Closing hereunder pursuant to
Section 8.3 and shall not merge in the performance of any obligation by any party hereto. Subject to the provisions of this Article VIII, the Acquired Companies prior to Closing and the Shareholders prior to and after Closing, Severally (but not jointly or jointly and severally), agree to indemnify and hold Purchaser harmless from and against their pro rata portion of all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from (i) any misrepresentation by, or breach of any covenant or warranty of, any one of the Acquired Companies or any Shareholder contained in this Agreement or any certificate or other instrument furnished or to be furnished by the Acquired Companies or any Shareholder hereunder at Closing, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, (ii) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Acquired Companies which arose from any matter or state of facts existing prior to Closing, to the extent that no cash reserve has been established therefor on the Final Closing Balance Sheet, regardless of whether such suit, action, proceeding, claim or investigation is disclosed on Exhibit 3.10, (iii) any claim against or liability of the Shareholders or the Acquired Companies, which relates to events occurring prior to the Closing Date, to the extent not accrued or reserved against in the Final Closing Balance Sheet prepared pursuant to Section 2.2.2 of this Agreement, regardless of whether such claim or liability is disclosed in the notes to the financial statements prepared pursuant to Section 2.2.2. Since following the Closing the Acquired Companies will be owned by the Purchaser, the parties to this Agreement agree that any recovery by Purchaser after Closing will be against the Shareholders to be paid through the Escrow Account except to the extent otherwise provided in Section 8.6. The Shareholders shall have no right of reimbursement or contribution against the Acquired Companies for any such indemnification payments. Any liability, loss, damage or injury and reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Acquired Companies against which Purchaser is indemnified and held harmless as provided above shall be deemed suffered by Purchaser, which shall, either independently or jointly with any Acquired Company, be entitled to enforce such indemnity. Any examination, inspection or audit of the properties, financial condition or other matters of the Acquired Companies by Purchaser pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of the Acquired Companies and the Shareholders set forth herein.

                 8.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Acquired Companies and the Shareholders, shall survive the Closing hereunder pursuant to Section 8.3 and shall not merge in the performance of any obligation by any party hereto. Purchaser agrees to indemnify and hold the Acquired Companies and the Shareholders harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Acquired Companies or the Shareholders arising from any misrepresentation by, or breach of any agreement, covenant or warranty of, Purchaser contained in this Agreement or any certificate or instrument furnished or to be furnished by Purchaser hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach.

                 8.3      Survival Period For Claims.

                          8.3.1   For Claims Against Shareholders. A claim for
indemnification based on the covenants, representations and warranties contained in the provisions of Section 2.1, 2.2.2, 3.2, 3.3, 10.2 or 10.5 or from a breach of the covenant contained in Section 2.5.1 to the extent it pertains to the making of a payment described in subparagraph (g) thereof or in
Section 3.9.8 or 3.9.9 shall survive for the longest period available under applicable laws and may be made at any time. A claim for indemnification based on the covenants, representations and warranties contained in the provisions of
Section 3.6 shall survive for the applicable statute of limitations, provided that any claim under Section 3.6 which relates to the DOL Audit shall be made as a claim subject to the limitations of (b) of the next sentence. Except for claims referred to in the first sentence of this Section 8.3.1, a claim for indemnification hereunder against the Shareholders shall be forever barred unless made by notifying Shareholders thereof in writing in reasonable detail
(a) in the case of a claim based upon a Tax liability of any Acquired Company (including, without limitation, any claim based upon an assertion that any of the previously filed Tax Returns of the Acquired Company are inaccurate or incomplete), within the statutory period of limitations under the applicable Tax statute, unless and to the extent such claim is raised by the taxing authority by way of an offset against any claim or suit for refund by or on behalf of such Acquired Company or is allowed to be assessed after the expiration of the applicable statute of limitations pursuant to a validly executed waiver or extension thereof or pursuant to the mitigation provisions contained in the Internal Revenue Code of 1986, as amended, in which case a claim may be made within one year after such offset or assessment, and (b) in all other cases, within eighteen months from the Closing Date. It is understood and agreed that any Acquired Company or Purchaser may file a consent with the Internal Revenue Service or any other taxing authority extending the period during which an assessment may be made and any such waiver or extension of the statutory period of limitations under the applicable Tax statute shall defer the termination of the obligations of the Shareholders provided in this Article VIII.

                          8.3.2   For Claims Against Purchaser. A claim for
indemnification hereunder against Purchaser shall be forever barred unless made by notifying Purchaser thereof in writing in reasonable detail within eighteen months from the Closing Date.

         8.4      Notification and Defense of Claims.

                  8.4.1   Third Party Claims.

                          8.4.1.1  Notification and Defense Rights.

                          (i)        If any party to this Agreement (an
"Indemnitee") receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and, if such assertion were presumed to be true (regardless of the actual outcome) then the other party or parties could be obligated to provide indemnification under this Agreement (an "Indemnifying Party"), then such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than forty-five (45) calendar days after receipt of such written notice of such Third Party Claim. At Closing, the Purchaser as Indemnitee shall be deemed to have given the notice required by (i) above to the Shareholders' Representative as Indemnifying Party with regard to all Third Party Claims listed on Exhibit 3.10 hereto and such notice shall be deemed to be Indemnity Claims Notices under the provisions of the Escrow Agreement.

                          (ii)       Failure of the Indemnitee to give the
notice described in subsection (i) above shall not relieve the Indemnifying Party from any liability which it may have on account of indemnification or otherwise, except to the extent that the Indemnifying Party is prejudiced thereby.

                          (iii)      If (a) the Indemnifying Party admits in the
Notice to Defend (defined below) its obligation to indemnify the Indemnitee for the Third Party Claim, and (b) in the case of the Shareholders, the asserted claim is one which will involve only monetary damages, is greater than the Minimum Aggregate Liability Amount described in Section 8.5, and the Indemnitee will not have to pay any part of such monetary damages, the Indemnifying Party will have the sole right to defend such Third Party Claim at such Indemnifying Party's sole expense by Indemnifying Party's own counsel (which counsel must be reasonably satisfactory to the Indemnitee), by giving written notice to the Indemnitee (the "Notice to Defend") no later than twenty (20) calendar days after receipt of the above-described notice of such Third Party Claim.

                          (iv)       In all circumstances other than that
described in subsection (iii) above, the Indemnifying Party may participate in the defense and the Indemnitee also will have the right to participate in the defense of any Third Party Claim assisted by counsel mutually acceptable to Indemnitee and

Indemnified Party, provided that if the Indemnitee and the Indemnifying Party cannot mutually agree to such counsel each may select their own counsel and the counsel selected by the Indemnitee shall be the lead counsel. In such case the fees and costs of both such counsel shall be paid by the Indemnifying Party to the extent such party is ultimately determined to be liable for indemnification under this Article VIII. The foregoing notwithstanding, the Indemnitee shall have the right to make any significant decisions with respect to the defense of such Third Party Claim concerning which the Indemnifying Party and Indemnitee cannot agree after reasonable discussion, except when such disagreement relates to the settlement or compromise of such Third Party Claim which shall be subject to the provisions of Section 8.4.1.3.

                          (v)        During the period prior to receiving the
Notice to Defend, the Indemnitee can proceed to defend the claim, action or proceeding and the Indemnitee shall be entitled to recover from the Indemnifying Party to the extent the Indemnifying Party is liable for indemnification hereunder.

                          (vi)       Notwithstanding anything in this Section
8.4.1.1 to the contrary, the Indemnifying Party shall not be entitled to participate in, and the Indemnitee shall be entitled to sole and absolute control over the defense, compromise or settlement of, any claim to the extent that (i) the claim seeks an injunction or other similar equitable relief against the Indemnitee, (ii) the claim is asserted by a party with which Purchaser has a continuous business relationship, or (iii) involves the DOL Audit.

                           8.4.1.2    Defense Costs.

                          (i)        If, within the twenty day period set forth
in subsection 8.4.1.1(iii) above, an Indemnitee receives a Notice to Defend from an Indemnifying Party with respect to any Third Party Claim and the other conditions set forth in 8.4.1.1(iii) are met, the Indemnifying Party will not be liable for any legal expenses incurred by the Indemnitee after receipt of the Notice to Defend in connection with the defense thereof.

                          (ii)       Notwithstanding subsection (i) above, if
after giving a Notice to Defend, the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within the earlier of (a) twenty (20) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes, after due inquiry, that the Indemnifying Party has failed to take such steps or (b) within such period necessary to not prejudice the defense of such Third Party Claim, then the Indemnitee may, at its option, solely assume the defense of the

Third Party Claim, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all reasonable costs and expenses, and all settlement amounts (subject to and in accordance with Section 8.4.1.3) and other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent that the Indemnifying Party is liable for such other liabilities, losses, damages and injuries pursuant to this Article VIII.

                          (iii)      Notwithstanding subsection (i) above if (a)
the Indemnitee has available defenses, counterclaims or third party claims that are not available to the Indemnifying Party, (b) a claim seeks an injunction or other similar equitable relief against the Indemnitee, or (c) a claim seeks any remedy or relief other than a monetary claim, then the Indemnitee shall be entitled to recover from the Indemnifying Party its reasonable costs and expenses incurred in defending such Third Party Claim, and all settlement amounts (subject to and in accordance with Section 8.4.1.3) and other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent that the Indemnifying Party is liable for indemnification hereunder.

                          8.4.1.3    Settlement.

                          (i)        In the circumstances described in Section
8.4.1.1(iii) where the Indemnifying Party has the sole right to defend the Third Party Claim, the Indemnifying Party shall have the sole right to settle such claim.

                          (ii)       In all other circumstances, if there is a
dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding subsections of this Section 8.4.1.3; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim in which the Indemnifying Party has not acknowledged in writing its obligations to indemnify the Indemnitee, or which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction or other similar equitable relief against the Indemnitee or in an imposition of a lien upon any of the properties or assets then held by the Indemnitee or its respective successors and assigns (unless such claim shall have been discharged or enforcement thereof stayed by the filing of a legally permitted bond by the Indemnifying Party or otherwise, at its sole expense), or result in a breach or default in a material license, lease or other contract by which any of them is bound, or would materially and adversely affect their respective assets, businesses or financial condition.

                          (iii)      Subject to subsection (ii), in the event
that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement").

                          (iv)       The Third Party Claim may be settled or
compromised on the basis set forth in the Notice of Settlement unless within twenty (20) days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

                                   (a)   Should the Indemnitee deliver a Notice
to Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in subsection (c) below.

                                   (b)   If the settlement or compromise could
result in a claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in subsection (c) below.

                                   (c)   If a matter is contested as provided in
subsections (a) or (b) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter as set forth in the Notice of Settlement, then the liability of such party shall be limited to such lesser proposed settlement amount and the party contesting the matter shall be solely responsible for the amount in excess of such lesser proposed settlement amount but subject, in the case of the Shareholders, to any maximum restriction on liability described in the Agreement.

                          (v)        For an Indemnifying Party's Notice to
Contest to be effective, it must also state that the Indemnifying Party acknowledges and agrees that it shall be obligated to indemnify the Indemnitee for any amount in excess of the lesser proposed settlement amount as described in subsection (iv)(c) above. Except for such obligation for the excess of the lesser proposed settlement amount acknowledged in a Notice to Contest, the giving of or failure to give a Notice to Contest by any party shall not be construed or implied as an acknowledgment by such party of an obligation for indemnification under this Article VIII.

                                   (vi)       The Indemnifying Party hereby
expressly waives and renounces any and all rights to make a claim against the Indemnitee or its respective directors, officers, agents and employees based upon a right or claim of any Third Party to which it may become subrogated as a result of making any payment for indemnification hereunder except to the extent that such waiver adversely affects any rights of subrogation of an insurer under an applicable insurance policy; provided however, nothing herein is intended to constitute a waiver by the Indemnifying Party of any rights of subrogation to which it may be entitled against Persons other than those described herein.

                          8.4.2   Direct Claims. Any claim by an Indemnitee for
indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of twenty (20) calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) calendar day period or if the Indemnifying Party responds but does not admit liability for such claim, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee.

                 8.5 Minimum Aggregate Liability Amount. Purchaser agrees not to seek recourse against, and shall not recover from the Shareholders under this Article VIII on account of any liability, loss, damage, injury or claim (a "Claim Amount") which when aggregated with all other Claim Amounts is less than $250,000.00. When the aggregate amount of all Claim Amounts exceed $250,000.00, subject to the provisions of Section 8.6 hereof, Purchaser shall be entitled to, and may seek recourse against and recover from the Shareholders, 50% of the amount by which such Claim Amounts exceed $250,000.00 until such Claim Amounts aggregate $750,000.00. Subject to the provisions of Section 8.6 hereof, after such Claim Amounts in the aggregate exceed $750,000.00, Purchaser shall be entitled to, and may seek recourse against and recover from the Shareholders, 100% of the excess of such Claim Amounts over $750,000.00. The limitations on recovery against Shareholders set forth in this Section 8.5 are herein referred to as the "Minimum

Aggregate Liability Amount." There shall be no Minimum Aggregate Liability Amount for, and the Minimum Aggregate Liability Amount shall not be a limitation on or a reduction to, any liability, loss, damage, injury or claim which results from a breach of the covenants, representations and warranties contained in the provisions of Sections 2.1, 2.2.2, 3.2, 3.3, 3.6, 10.2 or 10.5 or from a breach of the covenants contained in Section 2.5.1 to the extent they pertain to the making of a payment described in subparagraph (g) thereof or in
Section 3.9.8 and 3.9.9 or resulting from fraud or knowledgeable material misrepresentation or omission on the part of the Shareholders or the Acquired Companies (the "Unlimited Claims Items"). Notwithstanding anything to the contrary contained in this Agreement, any claim against the Acquired Companies resulting from the DOL Audit, whether in the nature of an excise tax or a fine or other penalty or assessment, shall not be considered an Unlimited Claims Item. Any liability, loss, damage, injury or claim resulting from an Unlimited Claims Item may be asserted against the Shareholders on a dollar for dollar basis beginning with the first dollar of such liability, loss, damage, injury or claim.

                 8.6 Recoveries Limited to Escrow Account/Limitations on Recoveries from Shareholders. Anything in this Article VIII to the contrary notwithstanding, all claims against the Shareholders for indemnification under the provisions of this Article VIII shall be payable only from the Escrow Account and no such claim may be asserted against or collected from the Shareholders except through the Escrow Account except as follows:

                 (a) claims against the Shareholders under this Article VIII for Claims Amounts resulting from Unlimited Claims Items may be collected from the Shareholders directly on a Several basis without first making such claim against the Escrow, provided that the maximum liability of any Shareholder shall be the aggregate amount of the Purchase Price paid to such Shareholder; and

                 (b) claims for Claims Amounts resulting from any indemnifiable matter which does not result from an Unlimited Claims Item may be collected from the Shareholders directly on a Several basis after no further Escrow Funds are available for the payment thereof to the extent and only to the extent that (i) the payment of the Purchase Price Adjustment Amount from the Escrow Fund exceeded $500,000.00, or (ii) claims resulting from Unlimited Claims Items have been paid from the Escrow Fund and then only to the extent of such payments.

         IX.     TERMINATION.

                 9.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by the Acquired Companies and the Shareholders, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

                          9.1.1   By the mutual consent of Shareholders and
Purchaser;

                          9.1.2   By Shareholders after September 30, 1996, if
any of the conditions set forth in Article VI hereof, to which the Shareholders' or the Acquired Companies' obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of them;

                          9.1.3   By Purchaser after September 30, 1996, if any
of the conditions set forth in Article V hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser; or

                 9.2      Effect of Termination.

                          9.2.1 In the event of a termination of this Agreement
pursuant to Sections 9.1.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

                          9.2.2 In the event that the Purchaser fails to close
the transactions contemplated hereby in circumstances where no Acceptable Termination Reason exists, the Purchaser shall pay the Shareholders' Representative for the account of the Acquired Companies a break-up fee as liquidated damages and in full settlement for any claim that the Acquired Companies and/or the Shareholders may have against the Purchaser, its officers, directors, employees or agents, the sum of the greater of (i) One Million ($1,000,000.00) Dollars or (ii) the amount of Actual Damages incurred by the Acquired Companies as a result of the Purchaser's failure to close the transactions contemplated hereby not to exceed Five Million Dollars ($5,000,000.00).

                 9.3 Risk of Loss. The Acquired Companies and the Shareholders assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Closing. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Companies is interrupted or curtailed or the assets of any of the Acquired Companies are materially affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction, loss, or damage is such that the business of none of the Acquired Companies is neither interrupted nor curtailed nor its assets materially affected, or if the business is interrupted or curtailed or the assets are materially affected and Purchaser nevertheless forgoes the right to terminate this Agreement, the Purchase Price shall be adjusted at the Closing to reflect such condemnation, destruction, loss, or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Purchaser, on the one hand, and the Acquired Companies and the Shareholders, on the other hand, are unable to agree upon the amount of such adjustment, the dispute shall be resolved by the Settlement Auditor, whose determination of the dispute shall be final and binding.


         X.      GENERAL PROVISIONS.

                 10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized national overnight delivery service with receipt acknowledged, addressed as follows:

                          10.1.1   If to the Acquired Companies or the
Shareholders:

                                  Holyoke L. Whitney
                                  (the "Shareholders' Representative")
                                  28 Forest Street
                                  Sherborn, Massachusetts 01770

                                  and to:

                                  Rubin and Rudman LLP
                                  50 Rowes Wharf
                                  Boston, Massachusetts 02110
                                  Attn: Jason Sokolov, Esq.

                          10.1.2  If to Purchaser:

                                  HealthPlan Services Corporation
                                  3501 Frontage Road
                                  Tampa, Florida, 33607
                                  Attention:  James K. Murray III,
                                              Executive Vice President and Chief
                                              Financial Officer

                                  and to:

                                  Fowler, White, Gillen, Boggs, Villareal &
                                  Banker, P.A.
                                  501 East Kennedy Blvd., Suite 1700
                                  Tampa, Florida 33602
                                  Attn: David C. Shobe, Esq.

                          10.1.3  If delivered personally, the date on which a
notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 10.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mail or the delivery to the overnight delivery service.

                          10.1.4  Any party hereto may change its address
specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

                 10.2 Brokers. Purchaser represents and warrants to the Acquired Companies and the Shareholders, and the Acquired Companies and the Shareholders represent and warrant to Purchaser that, other than Tucker Anthony Incorporated, which has represented the Shareholders and the Acquired Companies, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which has represented the Purchaser, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement. Purchaser agrees to indemnify and hold harmless the Acquired Companies and the Shareholders against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, and the Shareholders agree to indemnify and hold harmless Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by the

Shareholders, the Acquired Companies or any of them. The Shareholders shall be solely responsible for any commissions, fees, costs, expenses or other charges of Tucker Anthony Incorporated or its Affiliates in connection with the transactions contemplated by this Agreement and no assets of the Acquired Companies shall be used to pay or satisfy such commissions, fees, costs, expenses or other charges. The Purchaser shall be solely responsible for any commissions, fees, costs, expenses or other charges of Merrill Lynch, Pierce, Fenner & Smith Incorporated or its Affiliates in connection with the transactions contemplated by this Agreement.

                 10.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

                 10.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                 10.5 Expenses. Except as otherwise provided herein, all Transactions Costs incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. All Transaction Costs and expenses of the Acquired Companies shall be borne by the Shareholders. In no event shall any assets of the Acquired Companies be utilized for or reduced by the payment of any such fees or expenses. The Acquired Companies and the Shareholders hereby represent and warrant that no such fees or expenses have been paid by the Acquired Companies from their assets prior to the date of this Agreement, and hereby covenant that the Acquired Companies will not so pay any such fees or expenses prior to the Closing.

                 10.6 Public Announcements. At all times at or before the Closing, the Shareholders and the Acquired Companies, on the one hand, and the Purchaser, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement, or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

                 10.7 Confidentiality. The Shareholders will refrain, and will cause the Acquired Companies and their respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other Person (i) any documents or information concerning Purchaser or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Acquired Companies, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of the Shareholders. If for any reason the contemplated purchase and sale of the Shares is not consummated, Purchaser, the Shareholders and the Acquired Companies agree that they will return any and all information provided by any of them to the other party so providing such information.

                 10.8 Nondisclosure of Terms. The Acquired Companies and the Shareholders represent and warrant that prior to the execution hereof they have not disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein, and the Acquired Companies and the Shareholders covenant and agree that following the execution of this Agreement they shall not disclose to any person, individual or entity any of such terms, conditions or matters and to keep the same confidential, regardless of whether the Closing occurs.

                 10.9 Shareholders' Representative to Act on Behalf of Shareholders and the Acquired Companies. With respect to all matters relating to, and all actions to be taken pursuant to, this Agreement that are to occur or be performed at or prior to the Closing, the parties hereto agree that, with respect to either of the Shareholders or any of the Acquired Companies, the Purchaser may seek, and shall be entitled to rely upon, the actions or performance by the Shareholders' Representative being on behalf of, and binding upon the Shareholders of which such action or performance was required and any payments by Purchaser required to be made to the Shareholders which is made to the Shareholders' Representative for the account of the Shareholders shall be deemed to have been received by the Shareholders when paid to the Shareholders' Representative in accordance with the terms of this agreement. Similarly, following Closing, the Purchaser and the Acquired Companies may seek, and shall be entitled to rely upon, the actions or performance by the Shareholders' Representative as being on behalf of, and binding upon the Shareholders. Any notices or other actions required of Purchaser hereunder may be given to or performed by the Shareholders' Representative and such notice or performance shall be deemed given to or performed for the Shareholders and all of the Acquired Companies.

                 10.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. The invalidity or unenforceability of this Agreement as to any Shareholder shall not affect the validity or enforceability of this Agreement as to any other Shareholder or Acquired Company.

                 10.11 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

                 10.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein except for a certain Confidentiality Agreement dated March 1, 1996 between Purchaser and Tucker Anthony, Incorporated, as agent for the Acquired Companies, all rights in respect of the provisions thereof shall survive the execution of this Agreement and shall continue in effect in accordance with the terms hereof until Closing. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

                 10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

                 10.14 Litigation Venue. This Agreement shall be deemed for all purposes to have been entered into in Hillsborough County,

Florida, or in the United States District Court for the Middle District of Florida, Tampa Division (unless the actual location of real estate that is the subject of any suit requires otherwise). The parties hereto submit to the personal jurisdiction of such courts and agree that such courts shall be the sole situs of venue for the resolution of any such dispute through litigation.

                 10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 10.16 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

                 10.17 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

                 10.18 Time of Essence. Time is of the essence in this Agreement.

                 IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                  "PURCHASER"

                                  HealthPlan Services Corporation


                                  By:
                                     ------------------------------------------
                                     Title:
                                           ------------------------------------


                                  "ACQUIRED COMPANIES":

                                  CONSOLIDATED GROUP, INC.


                                  By:
                                     ------------------------------------------
                                     Title:
                                           ------------------------------------

                                  GROUP BENEFIT ADMINISTRATORS
                                  INSURANCE AGENCY, INC.


                                  By:
                                     ------------------------------------------
                                     Title:
                                           ------------------------------------


                                  CONSOLIDATED GROUP CLAIMS, INC.


                                  By:
                                     ------------------------------------------
                                     Title:
                                           ------------------------------------


                                  CONSOLIDATED HEALTH COALITION, INC.


                                  By:
                                     ------------------------------------------
                                     Title:
                                           ------------------------------------

                                  "SHAREHOLDERS":


                                  ---------------------------------------------
                                  Holyoke L. Whitney

                                  ---------------------------------------------
                                  Woolsey S. Conover

                                  ---------------------------------------------
                                  John C. Naramore

                                  ---------------------------------------------
                                  Michael V. Clark

                                  ---------------------------------------------
                                  David H. Knight

                                  ---------------------------------------------
                                  James F. Carlin



                                  ---------------------------------------------
                                  Holyoke L. Whitney as
                                  Shareholders' Representative

                                LIST OF EXHIBITS


EXHIBITS
- --------
1.1                 Definitions.

2.2.1.2             Form of Escrow Agreement.

2.5.1               Conduct of Business.

2.5.2               List of Bank Accounts, Safe Deposit Boxes and Powers of Attorney.

2.7                 Board of each Acquired Company.

2.10.1(a)           Executive officer Shareholders of the Acquired Companies who are to enter into Employment
                    Agreements.

2.10.1(b)           Forms of Employment Agreements.

2.10.2(a)           Shareholders who are to enter into a Nondisclosure and Noninterference Agreement.

2.10.2(b)           Form of Nondisclosure and Noninterference Agreement.

2.15.1              Benefit Plans Being Terminated.

2.15.4              Grant of Options to Key Employees of Acquired Companies.

3.1                 List of Jurisdiction of Incorporation and Foreign Jurisdictions where there is Good Standing Status.

3.2                 Certificates of Incorporation, Articles of Incorporation and Bylaws of each Acquired Company.

3.3                 List of Authorized, Issued and Outstanding and Treasury Shares of each Acquired Company.

3.4                 List of Equity Investments.

3.5.1               1993, 1994, 1995 and Q1/1996 Financial Statements.

3.5.2               List of Liabilities Not Disclosed in the 1995 Financial Statements and List of Defaults.

3.6                 List of Tax Matters and Copy of 1995 Federal Income Tax Return.





                                      (i)

3.7                 List of Assets and Leases; List of Encumbrances.

3.8                 List of Required Consents.

3.9                 List of Changes.

3.10                List of Litigation, Separately Identifying Litigation in the Ordinary Course of Third Party
                    Administrator Business.

3.11                List of Licenses and Permits and List of Noncompliance with Laws.

3.12                List of Contracts.

3.12.8              Contracts Restricting Business Activities.

3.13.1              List of Trademarks, Trade Names, Service Marks, Service Names, Etc.

3.13.2(i)           List of Owned Software.

3.13.2(ii)          List of Licensed Software, List of Problems with Software Licenses.

3.13.2(iii)         List of Computer Programming Services Providers and agreements.

3.14                List of Highly Compensated Employees and their Compensation, Union Activities and Labor Disputes.

3.15                List of Benefit Plans.

3.15.10             List of Benefit Plans Providing Post Separation Benefits.

3.15.11             Acceleration of Severance Benefits or Increases in Compensation Resulting from Transaction

3.16                List of Customers, Addresses, Telephone Numbers and Principal Person of Contact and List of Problems
                    with Customer.

3.17                List of Environmental Matters.

3.18                List of Insurance Matters.

3.19                List of Related Party Relationships.





                                      (ii)

5.2                 Form of Certificates of each Shareholder and of each President of the Acquired Companies.

5.4                 Form of Opinion of Counsel for the Shareholders and Acquired Companies.

5.10                Real Estate Transfer Agreement.

6.2                 Form of Officer's Certificate of Purchaser.

6.4                 Form of Opinion of Counsel for Purchaser.





                                     (iii)

                                  EXHIBIT 1.1


                                 DEFINED TERMS


As used herein, the following terms shall have the following meanings unless the context otherwise requires:

1.     "Acceptable Termination Reason" shall mean any of the following reasons:
       (i) fraud or deceit on the part of any Acquired Company, its officers, directors or employees or any Shareholder thereof, (ii) material misrepresentation or omission by the Shareholders or the Acquired Companies under circumstances where the Acquired Companies' officers, directors or employees knew or should have known of the facts or circumstances giving rise to such material misrepresentation or omission,
       (iii) the occurrence of a material adverse change in the financial condition, results of operations, business, prospects, properties or assets of the Acquired Companies which was not disclosed on Exhibit 3.9 hereto (other than a termination or deterioration in the business relationship of the Acquired Companies with United HealthCare Corp./MetraHealth Companies which is solely attributable to the transactions contemplated hereby), (iv) the failure of any condition listed in Sections 5.2 through 5.10 hereof to be satisfied on or as of the Closing Date, or (v) a termination pursuant to the provisions of
       Section 9.3 hereof.

2. "Acquired Companies" shall mean Consolidated Group, Inc., Group Benefit Administrators Insurance Agency, Inc., Consolidated Group Claims, Inc. and Consolidated Health Coalition, Inc., each of which may be individually referred to as an "Acquired Company."

3.     "Acquired Companies' Software" shall have the meaning set forth in
       Section 3.13.2(iii).

4. "Actual Damages" shall mean the monetary damages actually and directly incurred by the Acquired Companies as a result of Purchaser's failure to close the transactions contemplated hereby which do not derive from the loss of expected benefits to the Acquired Companies as a result of being a wholly owned subsidiary of Purchaser and do not include any form of consequential, exemplary, punitive, remote, special or speculative damages including but not limited to damages for lost business opportunity or damage to reputation or loss of goodwill.





                                      (i)

5. "Affiliate" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code Section 414(b),
       (c), (m) and/or (o) at any time prior to the Closing Date.

6.     "Agreement" shall mean this Acquisition Agreement.

7. "Allocations" shall mean for purposes of the Election the allocations of the "adjusted grossed-up basis" of the shares of Acquired Companies among the assets of the Acquired Companies.

8.     "Benefit Plans" shall have the meaning set forth in Section 3.15.

9. "Cash Purchase Price Amount" means the amount of Fifty-Six Million Eight Hundred Fifty Thousand Dollars ($56,850,000.00).

10.    "Claim Amount" has the meaning set forth in Section 8.5 hereof.

11. "Closing" shall mean the consummation of the transactions provided for in this Agreement.

12. "Closing Balance Sheet" shall mean the balance sheet of the Acquired Companies prepared in accordance with GAAP as of the Closing Date as provided in Section 2.2.2 hereof.

13. "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 7.1 hereof.

14. "Closing Net Assets Amount" shall have the meaning set forth in Section 2.2.2.1.

15.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

16.    "Consolidated Companies" shall have the meaning set forth in Section
       3.5.1 hereof.

17. "Covenant Not to Compete" shall mean the Covenant Not to Compete among Purchaser and the Shareholders, substantially in the form attached as
       Exhibit 2.10.

18.    "Current Tangible Assets" shall have the meaning ascribed thereto in
       Section 2.2.2.1.

19.    "Direct Claim" shall have the meaning set forth in Section 8.4.2.

20.    "DOL Audit" shall have the meaning set forth in Section 3.11 hereof.





                                      (ii)

21. "Election" shall mean the election provided by Section 338(h)(10) of the Code and any corresponding elections under state, local, or foreign tax laws.

22.    "Employees" shall have the meaning set forth in Section 2.15.2.

23. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

24.    "ERISA Plan" shall have the meaning set forth in Section 3.15

25. "Escrow Account" means the account with the Escrow Agent which is established pursuant to the Escrow Agreement.

26. "Escrow Agent" means First Union National Bank of Florida or such other financial institution as the Purchaser and Shareholders may agree upon to hold the Escrow Amount pursuant to the Escrow Agreement.

27. "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit 2.2.1.2, attached hereto, pursuant to which the Escrow Amount will be held by the Escrow Agent.

28.    "Escrow Amount" means the amount of Five Million Dollars ($5,000,000.00).

29. "Escrow Fund" shall mean the funds contained in the Escrow Account, including any interest earned thereon.

30. "Excess Notes and Loans Payable Amount" shall have the meaning set forth in Section 2.2.2.2 hereof.

31.    "Federal Arbitration Act" shall have the meaning set forth in Section
       2.2.2.

32.    "Final Closing Balance Sheet" shall have the meaning set forth in
       Section 2.2.2.

33. "Final Purchase Price Adjustment Amount Calculation" shall have the meaning set forth in Section 2.2.2.

34. "GAAP" shall mean Generally Accepted Accounting Principles formulated by the American Institute of Certified Public Accountants as in effect from time to time during the term of this Agreement.

35.    "Hazardous Substance" shall have the meaning set forth in Section 3.17.





                                     (iii)

36. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1978, as amended.

37.    "HSR Termination" shall have the meaning set forth in Section 7.1.

38.    "Indemnitee" shall have the meaning set forth in Section 8.4.1.1(i).

39.    "Indemnifying Party" shall have the meaning set forth in Section
       8.4.1.1(i).

40. "Indemnity Payment" shall mean any payment by an Indemnifying Party to an Indemnitee.

41.    "Liabilities" shall have the meaning set forth in Section 2.2.2.1.

42.    "Licensed Software" shall have the meaning set forth in Section
       3.13.2(ii).

43. "Negative Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.2.2.1.

44.    "Minimum Aggregate Liability Amount" shall have the meaning set forth in
       Section 8.5.

45.    "Net Working Capital" shall have the meaning set forth in Section
       2.2.2.1.

46.    "1933 Act" shall mean the Securities Act of 1933, as amended.

47. "1993, 1994, 1995 and Q1/1996 Financial Statements" shall have the meaning set forth in Section 3.5.1.

48. "Notes and Loans Payable Amount" shall be the amount of all notes and loans shown on the Final Closing Balance Sheet, including the current and long-term portions of such notes and loans.

49. "Notice of Settlement" shall have the meaning set forth in Section 8.4.1.3(iii).

50.    "Notice to Contest" shall have the meaning set forth in Section
       8.4.1.3(iv).

51.    "Notice to Defend" shall have the meaning set forth in Section
       8.4.1.1(iii).





                                      (iv)

52.    "Owned Software" shall have the meaning set forth in Section 3.13.2(i).

53.    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

54. "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association.

55. "Positive Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.2.2.1.

56.    "Pre-Closing Period" shall have the meaning set forth in Section 2.13.1.

57. "Purchase Price" shall mean the sum of Sixty-One Million Eight Hundred Fifty Thousand Dollars ($61,850,000.00) adjusted by the Purchase Price Adjustment Amount Calculation, if any, and any Indemnity Payments.

58. "Purchase Price Adjustment Amount Calculation" shall mean the calculation set forth in Section 2.2.2.1 hereof.

59. "Purchaser" shall mean HealthPlan Services Corporation, a Delaware corporation.

60.    "Real Property" shall have the meaning set forth in Section 3.17.

61.    "SEC" shall mean the Securities and Exchange Commission.

62. "Settlement Auditor" shall mean the Boston office of Arthur Andersen LLP or, if Arthur Andersen LLP is unwilling to accept such assignment, a big-six accounting firm as mutually agreed upon by the parties. If for any reason such accounting firm shall not be available to resolve such issues, the Shareholders and Purchaser shall promptly contact the national office of, and shall retain the services of, another big-six accounting firm. If the Shareholder and Purchaser cannot agree on such accounting firm to be retained, the Shareholders and Purchaser shall each submit the name of another big-six independent accounting firm which does not at the time provide, and has not in the prior two years provided, significant services to the Shareholders or to Purchaser, and the firm shall be selected by lot from these two firms.

63.    "Settlement Auditor's Certificate" shall have the meaning set forth in
       Section 2.2.2.





                                      (v)

64. "Several" or "Severally" as used herein shall mean that each Shareholder individually but not jointly or jointly and severally, and when used in relationship to any indemnification obligation shall mean that such Shareholder is liable for a percentage of any indemnification liability of the Shareholders and the Acquired Companies hereunder which is equal to the percentage set forth opposite his name as follows:

                                                          Percentage
                    Shareholder                           Ownership
                    -----------                           ----------
                    Holyoke L. Whitney                       48.51%
                    James F. Carlin                          10.75%
                    Woolsey S. Conover                       16.30%
                    John C. Naramore                         10.66%
                    Michael V. Clark                          8.15%
                    David H. Knight                           5.43%


65.    "Shareholders" shall mean Holyoke L. Whitney, Woolsey S. Conover, John
       C. Naramore, Michael V. Clark, David H. Knight and James F. Carlin, each of which may be referred to individually as a "Shareholder".

66.    "Shareholders' Representative" shall mean Holyoke L. Whitney.

67.    "Shares" shall have the meaning set forth in Section 2.1 hereof.

68.    "Straddle Period" shall have the meaning set forth in Section 2.13.2.

69.    "Target Net Assets Amount" shall have the meaning set forth in Section
       2.2.2.1 hereof.

70. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities including without limitation income, gross receipts, inventory, ad valorem, excise, real property, personal property, sales, use, transfer, withholding, deed, license, employment, payroll, and franchise taxes imposed by any governmental authority (including any interest, fines, penalties, or additions attributable to any such tax or any contest or dispute thereof).

71. "Tax Return" or "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

72.    "Tax Statement" shall have the meaning set forth in Section 2.13.2.




                                      (vi)

73.    "Third Party Claim" shall have the meaning set forth in Section
       8.4.1.1(i).

74. "Transaction Costs" shall mean the respective investment banking, legal, accounting or other fees or costs incurred by the parties as a result of the transactions contemplated by this Agreement.

75.    "Unlimited Claims Items" shall have the meaning set forth in Section 8.5.

76.    "Working Capital Adjustment Amount" shall have the meaning set forth in
       Section 2.2.2.1 hereof.





                                     (vii)